Exhibit 99.1

Dominari Financial, Inc. Acquires Leading Broker Dealer and Registered Investment Advisor Business

Acquisition of Fieldpoint Private Securities Accelerates the Growth of the Company’s Business with Launch of

New Broker-Dealer and RIA Division

New York, NY, March 27, 2023 - Dominari Financial Inc., the financial services subsidiary of Dominari Holdings Inc., has announced the acquisition of the broker-dealer and registered investment advisor business of Fieldpoint Private Bank and Trust. The acquired business will be the foundation of a new financial services entity that will be known as Dominari Securities LLC. Fieldpoint Private Bank and Trust will continue to operae its Personal Banking and Commercial Banking entities under its name.

Dominari Financial Inc. (www.dominarifinancial.com) was formed with the intention of acquiring revenue generating assets in the fintech and financial services industry. “Since inception, our goal has been to move swiftly to execute a consolidation strategy forming a strong and differentiated platform of wealth management firms that cater to ultra-high-net worth (“UNHW”) and high-net worth investors (“HNW”). This transformative purchase gives us the organizational infrastructure and technology needed to scale Dominari into a financial services powerhouse”, said Carlos Aldavero, President of Dominari Financial Inc. Mr. Aldavero will oversee the integration of the acquired assets into Dominari and lead the effort to recruit top-tier talent to the firm.

Kyle Wool, Dominari Holdings board member, acted as matchmaker on the deal and will continue to work closely with Mr. Aldavero on growth and acquisition initiatives for the firm. “The board fully supports the diversification strategy of which Dominari Financial and Dominari Securities are cornerstone pillars,”added Wool. “Today’s purchase catapults Dominari Financial, Inc. forward and lays the groundwork for future acquisitions. I am looking forward to working closely with Carlos to continue to identify additional synergistic companies to bring into the portfolio,” he continued.

Dominari Securities will be a full-service wealth management and investment advisory company specializing in HNW and UHNW investors, family offices, small to mid-sized institutions, founders and entrepreneurs. Dominari Securities will also provide certain banking and lending services through a collaborative agreement with third-party institutions, delivering the full balance sheet to investors, corporations, and institutional clients.

Domininari Financial, Inc. Mission Statement:

Dominari is a dynamic, forward-thinking financial services company that will create wealth for all stakeholders by capitalizing on emerging trends in the financial services sector and identify early-stage future opportunities that will generate a high rate of return for investors.

Securities Brokerage and Registered Investment Adviser Services are offered through Fieldpoint Private Securities LLC, Member FINRA, MSRB and SIPC, which will be known as Dominari Securities LLC after its name change is effective. Securities brokerage, investment adviser and other non-bank deposit investments are not FDIC- insured and may lose some or all the principal value invested. You can check the background of Fieldpoint Securities and its registered investment professionals and review its SEC Form CRS on FINRA’s BrokerCheck site at https://brokercheck.finra.org. After the name change, information for Dominari Securities LLC and its registered investment professionals as well as its SEC Form CRS may also be found FINRA’s BrokerCheck site.